Exhibit 99.1

                Spectrum Control Reports Third Quarter Profit



           Continued Strong Cash Flow; introduction of New Products



    FAIRVIEW, Pa., Sept. 18 /PRNewswire-FirstCall/ --



                                 FlashResults

                        Spectrum Control, Inc. (SPEC)

                        (Numbers in Thousands, Except

                               Per Share Data)



                3rd quarter ended           3rd quarter ended

                    8/31/2003       YTD         8/31/2002          YTD



    Sales            $15,354      $46,070        $15,664         $41,510

    Net Income           $29         $445            $67           $(895)

    Average Shares    13,004       12,975         13,104          13,101

    EPS                $0.00        $0.03          $0.01          $(0.07)



    Spectrum Control, Inc. (Nasdaq: SPEC), a leading designer and manufacturer of electronic control products and systems, today reported results for the third quarter ended August 31, 2003.

    For the third quarter of fiscal 2003, the Company reported net income of

$29,000 or zero cents per share on sales of $15,354,000, compared to net income of $67,000 or one cent per share on sales of $15,664,000 for the same period last year.  For the first nine months of fiscal 2003, the Company generated net income of $445,000 or three cents per share on sales of

$46,070,000.  For the comparable period of 2002, the Company had a net loss of

$895,000 or seven cents per share on sales of $41,510,000.

    Dick Southworth, the Company's President and Chief Executive Officer,

commented, "Our results for the current quarter were negatively impacted by changes in sales mix and a soft customer order bookings rate early in the period.  Throughout the quarter, customers continued to reduce their order lead times, limiting our visibility to material requirements and product demand.  Despite these challenges, we are pleased to report our sixth consecutive quarter of profitability.  In addition, our customer order rates began to improve late in the third quarter.  As a result, we achieved a positive book-to-bill ratio (customer orders booked compared to net shipments billed) with customer orders received during the quarter amounting to

$15.6 million, up 5% from a year ago and 4% from the immediate preceding quarter.  Demand for our frequency control products was particularly strong,

with a book-to-bill ratio of 1.5 to 1.0 for the quarter and total customer orders received of $2.5 million, an increase of 87% from the second quarter of this year.  We also continued to invest in our future with new product development and establishment of our new manufacturing operations in China.

With this strategic focus, we are committed to achieving long-term growth and enhanced profitability."



    Quarter Highlights

    Strong Cash Flow

    Our operating cash flow remains strong.  Net cash generated by operating activities was $2.3 million during the third quarter of fiscal 2003 and

$5.3 million during the first nine months of fiscal 2003.  This positive cash flow reflects our profitable operating performance, as well as improved inventory turnover rates and related inventory reductions.  During the first three quarters of fiscal 2003, as a result of various inventory control procedures, aggregate inventories decreased by $1.8 million.



    New Product Development

    We continue to invest in the development and introduction of new products.

During the third quarter of 2003, we introduced and received orders for our

MLFT (Motor Line Feed-Thru Technology) EMI filter.  These high performance,

patent pending filters have been designed to eliminate the need for multiple component assemblies incorporating capacitors, inductive coils, leads and printed circuit boards, thereby providing certain customers the needed filtering and mechanical interface at a reduced overall cost.  Initial applications for these filters will include DC motors used in various automotive applications.  During the current quarter, we also introduced a new ceramic antenna designed for SENS (Sensor Enabled Notification System) which is intended to facilitate the transfer of data through a satellite network.

These small, lightweight antennas have been specifically designed for use in the Globalstar (TM) satellite system.



    Excellent Financial Position

    Our liquidity and overall financial position remains very strong.  At

August 31, 2003, our cash and short-term investments totaled $24.2 million, up

$4.3 million from the end of last fiscal year.  At the end of the current quarter, current assets were nine times current liabilities, stockholders'

equity was $71.4 million, and our total borrowed funds were only $2.4 million.



    Current Business Outlook

    Mr. Southworth stated, "Although we are encouraged by the improved customer order rates in recent weeks, the overall business climate remains uncertain.  Many of our customers continue to be cautious and conservative in their business forecasts.  For nearly three years, the telecom equipment market has continuously demonstrated its volatility and unpredictability.

Based on the current assessment of our business environment and customer expectations, we believe our fourth quarter sales will increase approximately

5% over the current quarter, with earnings of two to four cents per share.

Our visibility beyond the fourth quarter is very limited.  However, with our ongoing commitment to new product development, market diversification, and low-cost manufacturing, we believe that we are well-positioned for long-term dynamic growth," he concluded.



    Forward-Looking Information

    This press release contains statements that are forward-looking statements within the meaning of the Private Securities Reform Act of 1995.  These statements are based on current expectations, estimates, and projections about the Company's business based, in part, on assumptions made by management.

These statements are not guarantees of future performance and involve risks,

uncertainties and assumptions that are difficult to predict.

    Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors and risks discussed from time to time in the Company's Securities and

Exchange Commission filings and reports.  In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions.  Such forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.



    Simultaneous Webcast and Teleconference Replay

    Spectrum Control will host a teleconference to discuss its third quarter results on Thursday, September 18, 2003, at 4:45 p.m., Eastern Time.  Internet

users will be able to access a simultaneous webcast of the teleconference at www.spectrumcontrol.com .  A taped replay of the call will be available through September 19, 2003, at 877-660-6853, access account 1628, conference

75388, or for 30 days over the Internet at the Company's website.



    Business Segment Description

    Our operations are currently conducted in three reportable segments:

signal integrity products; power integrity products and management systems;

and frequency control products.  Our Signal Integrity Products Group designs and manufactures a broad range of low pass electromagnetic interference

("EMI") filters, surface mount EMI filters, filtered arrays, filtered connectors, gaskets, and specialty ceramic capacitors.  Our Power Integrity

Products and Management Systems Group designs and manufactures numerous power integrity products (power line filters, power entry modules, multisection filters, power terminal blocks, and custom power filter assemblies) and power management systems (power distribution units, remote power management systems,

fuse interface panels, breaker interface panels, and custom power distribution systems).  Our recently developed Frequency Control Products Group, which includes the operations of Spectrum FSY Microwave, Inc. acquired last year,

designs and manufactures ceramic resonators and bandpass filters, ceramic patch antennas, duplexers, lumped element filters, cavity filters, waveguide filters, and related products and systems.



    About Spectrum Control

    Spectrum Control, Inc. designs and manufacturers a wide range of components and systems used to condition, regulate, transmit, receive, or govern electronic performance.  Although Spectrum Control products are used in many industries worldwide, the Company's largest market is the telecommunications industry.  For more information about Spectrum Control and its products, please visit the Company's website at www.spectrumcontrol.com .





    Spectrum Control, Inc. and Subsidiaries

    Condensed Consolidated Balance Sheets

    (Unaudited)



    (Dollar Amounts in Thousands)



                                                    August 31,    November 30,

                                                      2003            2002

    Assets



    Current assets

     Cash and cash equivalents                       $24,201        $19,934

     Accounts receivable, net                         10,079         10,035

     Inventories                                      12,757         14,494

     Prepaid expenses and other

      current assets                                   3,718          3,316



       Total current assets                           50,755         47,779



    Property, plant and equipment, net                13,288         15,543



    Noncurrent assets

     Goodwill                                         18,019         18,019

     Other                                               444            483



       Total assets                                  $82,506        $81,824



    Liabilities and Stockholders' Equity



    Current liabilities

     Accounts payable                                 $2,989         $3,033

     Accrued liabilities                               2,106          1,860

     Current portion of long-term debt                   285            285



       Total current liabilities                       5,380          5,178



    Long-term debt                                     2,117          2,391



    Deferred income taxes                              3,631          3,580



    Stockholders' equity                              71,378         70,675



       Total liabilities and

        stockholders' equity                         $82,506        $81,824





    Spectrum Control, Inc. and Subsidiaries

    Condensed Consolidated Statements of Operations

    (Unaudited)



                             (Amounts in Thousands Except Per Share Data)

                              Three Months Ended       Nine Months Ended

                                  August 31,               August 31,

                             2003         2002         2003         2002



    Net sales              $15,354      $15,664      $46,070      $41,510



    Cost of products sold   12,349       12,720       36,315       35,059



    Gross margin             3,005        2,944        9,755        6,451



    Selling, general and

     administrative expense  2,977        2,920        9,200        8,935



    Income( loss )

     from operations            28           24          555       (2,484)



    Other income ( expense )

     Interest expense          (32)         (39)         (89)        (116)

     Other income and

      expense, net              48          122          251        1,162

                                16           83          162        1,046



    Income ( loss )

     before provision

     for income taxes           44          107          717       (1,438)



    Provision for income

     taxes ( benefit )          15           40          272         (543)



    Net income ( loss )        $29          $67         $445        $(895)



    Earnings ( loss )

     per common share :

      Basic                     $-        $0.01        $0.03       $(0.07)

      Diluted                   $-        $0.01        $0.03       $(0.07)



    Average number of

     common shares

     outstanding :

      Basic                 12,929       13,068       12,936       13,101

      Diluted               13,004       13,104       12,975       13,101





    Spectrum Control, Inc. and Subsidiaries

    Selected Financial Data

    ( Unaudited )



                              Three Months Ended        Nine Months Ended

                                 August 31,                August 31,

                               2003        2002         2003         2002



    Selected Financial Data,

     as a Percentage of

     Net Sales:



      Net sales               100.0 %      100.0 %      100.0 %      100.0 %

      Cost of products sold    80.4         81.2         78.8         84.5

      Gross margin             19.6         18.8         21.2         15.5

      Selling, general and

       administrative

       expense                 19.4         18.6         20.0         21.5

      Income (loss) from

       operations               0.2          0.2          1.2         (6.0)

      Other income

       ( expense )

        Interest expense       (0.2)        (0.3)        (0.2)        (0.3)

        Other income and

        expense, net            0.3          0.8          0.5          2.8

      Income ( loss )

       before provision

       for income taxes         0.3          0.7          1.5         (3.5)

      Provision for income

       taxes ( benefit )        0.1          0.3          0.6         (1.3)

      Net income ( loss )       0.2 %        0.4 %        0.9 %       (2.2)%





    Selected Operating Segment Data:

    (Dollar Amounts in Thousands)



    Signal integrity

     products:

      Customer orders

       received              $9,722      $10,206      $30,829      $32,385

      Net sales              10,369       11,151       32,091       31,201



    Power integrity

     products and

     management systems:

      Customer orders

       received               3,333        3,583        9,778        8,096

      Net sales               3,301        3,293        8,890        8,300



    Frequency control

     products:

      Customer orders

       received               2,526        1,006        5,545        2,030

      Net sales               1,684        1,220        5,089        2,009



SOURCE  Spectrum Control, Inc.

    -0-                             09/18/2003

    /CONTACT: Investor Relations, John P. Freeman, Senior Vice President and

Chief Financial Officer of Spectrum Control, Inc., +1-814-474-4310/

    /Web site: http://www.spectrumcontrol.com /

    (SPEC)



CO:  Spectrum Control, Inc.

ST:  Pennsylvania

IN:  CPR

SU:  ERN CCA MAV ERP